Exhibit 10.62

ENGAGEMENT LETTER & AGREEMENT

This Confidential Engagement Letter and Agreement (“the Agreement”) between Barry D. Michaels (“Consultant”), an independent consultant, and Cardima, Inc. (“the Company”), a Delaware corporation, dated as of June 30, 2003, sets forth an understanding and agreement between the Company and the Consultant regarding the terms and conditions of the Consultant’s engagement by the Company to provide certain management services to the Company. In consideration of the mutual promises and commitments made in this agreement, and intending to be legally bound, the Consultant on the one hand, and the Company on the other hand, agree to the terms set forth in this Agreement.

1. Nature of Engagement: Consultant is to perform various management services as requested by the Company to fulfill the Company’s interim requirements for financial leadership and direction through acting as the interim Chief Financial Officer of the Company (the “Services”). Such services will be provided as an independent contractor to the Company and is not considered a common law employee of Company for any purpose. Consultant is not entitled to any of the benefits that Company provides its common law employees, including but not limited to vacation, sick leave, health insurance, life insurance, participation in Company’s stock plans, other than as may be set forth herein. To the extent required by law, Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as the Consultant’s estimated state and federal income taxes and self-employment tax.

2. Duration of the Engagement: The duration of the engagement is open and is not limited to a specific time period; however, the consultant has agreed to be available to provide such service for a minimum of six months from the signing of this Agreement. The Company may, at its option, terminate this engagement without cause upon 30 days notice. The consultant may, with 30 days notice, terminate this engagement if such termination occurs on or after six months of service has been provided to the Company. The engagement may be terminated at anytime and without advance notice (a) if both parties agree, or (b) by the Company if consultant is grossly negligent, or (c) by Consultant if Cardima fails to pay consultant as specified elsewhere in this engagement letter or otherwise fails to live up to the terms of the Agreement. This engagement is to begin effective June 30, 2003.

3. Service Fees and Expenses: Consultant agrees to provide services in exchange for the payment of service fees, certain overhead expenses, and out-of-pocket expenses related to the services provided to Cardima by the Consultant as set forth herein.

Base service Fee: $1,137 per day of service ( approximately $250,000 per annum, assuming 220 bill days) for each day the Consultant has devoted a substantial portion of any given day in his efforts to provide the Company services as set forth herein.

Overhead Charges: Applied each calendar year on base service fees as follows:

17.25%	applied to the first $7,000 of base service fees in each calendar year
7.65%	applied to base service fees from $7,001 - $87,000 in each calendar year
1.45%	applied to base service fees above $87,000 in each calendar year

Rates and ranges will be held constant for calendar year 2003, but will be adjusted in subsequent years as required to offset government imposed payroll taxes. Overhead Charges will be reduced to the extent that Consultant has already met Consultant’s Social Security Insurance and California State Disability Insurance tax obligation from other income sources for 2003. In addition, if engagement remains active beyond 2003, overhead charges will be increased so as to cover the cost of preferred provider family insurance policies for medical, dental, vision and life insurance for the Consultant, commensurate with coverage provided to the executive officers of the Company.

Incentive Bonus: Consultant shall be eligible, at the discretion of the Board of Directors, for a cash incentive bonus, commensurate with incentive bonuses paid to the executive officers of the Company. If this engagement is terminated without cause prior to the payment of such bonus, the Company will pay consultant a pro-rata share of the bonus earned.

Stock Options: The Company will issue the Consultant a non-qualified stock option consisting of 100,000 shares of common stock at a per-share price equal to closing price of the stock on the execution date of this engagement agreement. The options will have a ten year life. One-third of the options will vest immediately upon the signing of this agreement. 1/24 of the remaining shares granted in the stock option will vest each month on the monthly anniversary of the signing of this engagement letter. If this agreement is terminated for any reason other than gross negligence or malfeasance on the part of the consultant, consultant shall have the full term of the options in which to exercise those shares vested at the time of termination. If the Company is sold, liquidated, or experiences a change-in-control, or if this engagement is cancelled in anticipation of those events, all unvested shares will immediately vest.

Out-of-Pocket Costs: The Company will reimburse Consultant for reasonable out-of-pocket expenses incurred by the Consultant in the performance of his service to the Company. Expenses will include but are not limited to Fremont, CA area lodging, travel to/from the Company and the consultants primary or satellite offices (Tucson, AZ and Laguna Beach, CA, respectively), telephone, and all travel or other expenses incurred by Consultant in the performance of service to the Company or on behalf of the Company.

3. Termination of the Agreement for Death or Disability This agreement will be terminated, without penalty, upon the death or disability of the Consultant. The Company agrees to pay all sums due Consultant, including fees earned, applicable overhead, pro-rata bonus, or expenses incurred, to the heirs of the Consultant.

4. Termination for Cause This agreement may be immediately terminated for cause. Cause is defined as gross negligence or malfeasance on the part of the Consultant. Cause is further defined, as pertains to the Company, as failure to pay Consultant’s invoices per the terms agreed to in this Agreement or causing Consultant, in the performance of his service to the Company, to unknowingly misrepresent the financial status or business prospects for the Company to any third party, including but not limited to the public market.

5. Open, Honest and Fair Disclosure The Company agrees to provide Consultant with full access to all financial and operation data, knowledge and records pertaining to the Company and to, at all times, notify Consultant of existing, threatened, or potential problems, opportunities or situations that could effect required public disclosure. Moreover, the Company agrees to operate in a manner that promotes open communication, honesty, and integrity.

6. Indemnification The Company and Consultant will enter into the Company’s standard form of Indemnification Agreement (a copy of which is attached).

7. Non-Disclosure Concurrently with the execution of this Agreement, the Consultant will enter into the Company’s standard form of proprietary information and inventions agreement (a copy of which is attached).

8. Payment Terms The consultant will invoice the Company for earned fees, overhead and expenses every-other week. The Company agrees to pay Consultant’s invoice within ten calendar days of the date of the invoice. Late payments are subject to a 15% late charge. Failure to pay on a timely basis will allow Consultant, at his option, to terminate this Agreement without penalty.

9. Enforcement; Severability All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement to any person, to any circumstance, or to any claims, are determined to be invalid, void, voidable or unenforceable to any extent for any reason, (a) the application of such provision or portion of this Agreement to any other person, to any other circumstance, or to any other Claims shall be unaffected thereby, and the remaining provisions and portions of this Agreement shall also be unaffected thereby; (b) all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; and (c) any provision or part of the Agreement found by any Court with jurisdiction to be invalid, void, voidable or unenforceable, may be construed or changed by the Court to the extent reasonably necessary to make the provision or part (as construed or changed), valid, enforceable and binding.

10. Governing Law; Amendment. This Agreement is made and entered into by the Company in the State of California. The Agreement shall in all respects be governed by and interpreted under and in accordance with the laws of the State of California without regard to its choice of law principles. The breach of any promise in this Agreement by any party shall not invalidate the Agreement and shall not be a defense to the enforcement of the Agreement against any party. This Agreement may be amended or its provisions waived only in writing signed by both Consultant and the Company. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings between the parties.

11. Successors. This agreement shall inure to the benefit of the Company and its predecessors, successors and assigns, and to the benefit of the Consultant and the Consultant’s heirs, administrators and executors.

Dated	Consultant
Barry D Michaels
Dated	Cardima, Inc.
Gabriel B. Vegh
Chief Executive Officer